Exhibit 10.3

AGREEMENT

This Agreement (“Agreement”) is entered into by and between Houston American Energy Corp., a Delaware Corporation (the “Company”), and John F. Terwilliger (“Terwilliger” and, together with the Company, collectively, the “Parties”) effective as of November 11, 2024.

RECITALS

WHEREAS, the Parties are parties to that certain Change in Control Agreement dated as of June 11, 2012 (“The “CIC Agreement”) and wish to terminate that Agreement and to provide for an orderly transition of the role of Chief Executive Officer of the Company.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

AGREEMENT TERMS

1. One Time Bonus. The Company will pay Terwilliger a one time bonus of $800,000 (less applicable tax withholdings) on November 11, 2024 (the “Effective Date”) and in exchange, Terwilliger and the Company agree that the CIC Agreement is terminated and null and void, and no payments will be made pursuant to the CIC Agreement.

2. Transition of Chief Executive Officer Position. The Parties agree that Terwilliger will step down as Chief Executive Officer effective as of the Effective Date, but will continue on as advisor to the Chief Executive Officer through December 31, 2024 at his current salary and will retire effective on January 1, 2025.

3. Assigns and Successors-in-Interest. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the undersigned hereto.

4. Applicable Law and Choice of Venue. The existence, validity, construction, and operation of this Agreement, and all of its covenants, agreements, representations, warranties, terms, and conditions, shall be determined in accordance with the laws of the State of Texas. In the event of a suit or other legal proceeding arising out of this Agreement, any such action shall be brought in the state or federal courts located in Houston, Texas. The Parties consent to the jurisdiction of those courts for any dispute or proceeding relating to this Agreement.

5. Integration. This Agreement contains the entire agreement between the Parties, and fully supersedes any and all prior and/or contemporaneous agreements or understandings between the undersigned that pertain to the subject matter hereof. The terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous agreement and no extrinsic evidence whatsoever may be introduced to vary its terms in any judicial proceeding involving this Agreement. This Agreement cannot be modified or amended, except in writing executed by the Parties.

6. Counterparts. This Agreement may be executed in counterparts and, as executed, shall constitute one agreement, binding on all signatories who have executed a counterpart, notwithstanding that all such signatories may not have executed the original or the same counterparts. The Parties acknowledge and represent that undersigned individuals who execute this Agreement on their behalf has authority to do so.

7. Electronic Signatures. This Agreement may be executed by telecopy or electronically submitted signatures. This Agreement shall be binding on the Parties, and each of them, notwithstanding that all signatories’ telecopied or electronically submitted signature pages are not to the same counterparts. Scanned copies of signatures sent via e-mail shall be accepted as originals.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above:

Houston American energy corp.

By:	/s/ Stephen P. Hartzell
Name:	Stephen P. Hartzell
Title:	Chairman

/s/ John F. Terwilliger
John F. Terwilliger

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